Exhibit 10.4

PRECISION OPTICS CORPORATION,INC.

NON-STATUTORY STOCK OPTION

INDUCEMENT GRANT AWARD AGREEMENT

Participant: Joseph Traut

Award: 60,000 Stock Options (“Options”)

Exercise Price: $4.34 per share

Grant Date: October 1, 2025

Expiration Date: September 30, 2035

Non-Qualified Stock Option __X__

Precision Optics Corporation, Inc., a Massachusetts corporation (the “Company”), hereby grants to Joseph Traut (the “Participant'”) an award (this ''Award'') as an inducement grant to purchase an aggregate of Sixty Thousand (60,000) shares of common stock of the Company (the “Shares”) at a price of four dollars, thirty-four cents ($4.34) per share, purchasable as set forth in and subject to the terms and conditions of this Award.

This award agreement (the “Award Agreement”) is executed and delivered as of the Grant Date by and between the Company and the Participant.

1.	Grant of Award.

The Stock Option granted under this Award is intended to be, and is hereby designated, as a non-statutory stock options, and therefore is an option that does not qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended from time to time. The grant of the Option is made in consideration of the services to be rendered by the Participant to the Company and is subject to the terms and conditions of this Award Agreement.

Except as otherwise provided in this Award Agreement, this Award shall vest and may be exercised prior to the tenth anniversary of the Grant Date (hereinafter the “Expiration Date”) as follows:

(i) On and after the first anniversary of the Grant Date, the Participant may purchase up to twenty thousand (20,000) of the total Shares granted under this Award, in addition to any shares available for purchase by the participant according to the terms of section (ii) and (iii);

(ii) On and after the second anniversary of the Grant Date, the Participant nay purchase up to twenty thousand (20,000) of the total Shares granted under this Award, in addition to any shares available for purchase by the participant according to the terms of section (i) and (iii); and

(iii) On and after the third anniversary of the Grant Date, the Participant may purchase up to twenty thousand (20,000) of the total Shares granted under this Award, in addition to any shares available for purchase by the participant according to the terms of section (i) and (ii).

Without limiting the foregoing:

(i) The Board of Directors of the Company (the “Board”) may accelerate the vesting or exercisability of the Award at any time in its sole discretion, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration;

(ii) Immediately upon termination of the Participant’s Continuous Service, any portion of the Award held by the Participant or the Participant's permitted transferees, if any, that is not currently exercisable will promptly expire, and the remainder of the Award will remain exercisable for the lesser of (i) a period of three months or (ii) the Expiration Date, unless the Board of Directors, in its sole discretion, determines that such termination of Participant's employment has resulted for reasons which justify immediate termination of the Award;

(iii) Immediately upon the Participant's death, any portion of the Award held by the Participant or the Participant's permitted transferees, if any, that is not currently exercisable will promptly expire, and the remainder of the Award will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant's death or (ii) the Expiration Date;

(iv) Immediately upon the termination of Participant's Continuous Services due to Participant's Disability, the Participant may exercise the vested portion of the Award, but only within such period of time ending on the earlier of (a) the date twelve months following the termination of Participant’s Continuous Service or (b) the Expiration Date; and

(v) In the event of a Change in Control during Participant’s Continuous Service, any unvested Options shall be accelerated in full immediately prior to such Change in Control.

2.	Limited Transferability of Award.

The Award may only be transferred during the Participants' lifetime on a gratuitous basis and then only to the extent, if any, determined by the Board.

3.	Restrictions on Transfer of Shares.

If at the time this Award is exercised, the Company or the shareholders of the Company are party to an agreement restricting the transfer of outstanding shares of the Company's common stock, the Board may provide that this Award may be exercised only if the Shares so acquired are made subject to the same transfer restrictions set forth in that agreement (or if more than one such agreement is then in effect, the agreement or agreements specified by the Committee).

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4.	Withholding Taxes.

The Company's obligation to deliver shares upon the exercise of this Award shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

5.	Exercise of Award.

Subject to the conditions set forth in this Agreement, this Award shall be exercised by the delivery of written notice of exercise to the Company, specifying the number of shares to be purchased and the purchase.price to be paid therefore and accompanied by payment in full. Such exercise shall be effective upon receipt by the Company of such writ ten notice together with the required payment. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

The purchase price may be paid as follows: (i) by delivery of cash or check acceptable to the Board; (ii) through a broker-assisted exercise program acceptable to the Board, (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise (“Net Exercise”), or (iv) through any combination of the foregoing. In the event this Award is exercised by a holder other than the Participant, the Company will be under no obligation to deliver Shares hereunder unless and until it is satisfied as to the authority of' the holder to exercise this Award.

As soon as practicable after each of the Participant's notice of election to exercise and the receipt of the purchase price by the Company, the Company shall deliver to the Participant a stock certificate registered in the Participant's name representing the Shares issued under the Award or an excerpt of the electronic book-entry account of the Transfer Agent showing the booking of the Shares issued under the Award.

6.	No Right to Continued Employment; No Rights as Shareholder.

This Agreement shall not confer upon the Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's Continuous Service at any time, with or without Cause. The Participant shall not have any rights as a shareholder with respect to any shares of Common Stock subject to the Award prior to the date of exercise of the Award.

7.	Notices.

Any notice given hereunder, including a written notice of election to exercise this Award, shall be deemed given when personally delivered or placed in the United States mail by registered or certified mail, return receipt requested, postage prepaid, addressed to the parties to whom such notice is being given at the following addresses:

As to the Corporation:

Precision Optics Corporation, Inc.

22 East Broadway

Gardner, MA 01440-3338

Attention: Chief Executive Officer

As to the Participant:

Last address as shown on the books of the Company

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8.	Entire Agreement

This Award Agreement contains the entire understanding and agreement by and between the parties hereto relating to the subject matter here of and all prior or contemporaneous oral or written agreements or instruments are merged herein. No amendment to or modification of this Award Agreement shall be effective unless in writing and signed by all parties hereto. No waiver by any party of any breach by the other of any provision of this Award Agreement shall be deemed to be.a waiver of any other breaches thereof or· the waiver of any such other provision of this Award Agreement. Subject to the restrictions on transfer set forth herein, this Award Agreement shall be binding upon and inure to the benefit of the parties hereto, their estates, personal representatives, successors and assigns.

9.	Adjustments Upon Changes of Stock.

In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date, the Board shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Award.

10.	Effect of Change of Control

In the event of a Change in Control, the Board may in its discretion and upon at least 10 days' advance notice to the Participant, cancel the Award and pay to the holder thereof, in cash or stock, or any combination thereof, the value of such Award based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case the Option has an exercise price that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Board may cancel the Option without the payment of consideration therefor.

11.	Applicable Law

The validity, construction, interpretation or performance of this Award shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

12.	Definitions.

Capitalized terms not defined herein shall have the meanings set forth in the Company’s 2022 Equity Incentive Plan.

13.	Clawback Policy

By accepting this Award, the Participant is agreeing to be bound by the Company’s Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

14.	409A.

The Stock Option granted under this Award is intended to meet the exemption from Section 409A of the Code as a “stock right” within the meaning of Treasury Regulation Section 1.409A-1(b)(5)(i). This Award Agreement and the Option, to the maximum extent permitted, shall be interpreted and administered in accordance with such intent. Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any additional tax, penalty or interest on any Participant under Section 409A of the Code and neither the Company nor the Board will have any liability to any Participant for such tax or penalty

[Signatures Appear on the following Page]

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer· and the Participant has hereunto set his/her hand as of the Grant Date.

COMPANY:

Precision Optics Corporation, Inc.

By: /s/Joseph Forkey

Name: Joseph Forkey

Title President and Chief Executive Officer

PARTICIPANT:

By: /s/Joseph Traut

Name: Joseph Traut

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